Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of June 24, 2016, to the Indenture (defined below) by and among Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Trustee under the Indenture (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of October 16, 2014 (the “Indenture”), providing for the issuance of the Notes (as defined in the Indenture);

WHEREAS, the Company entered into the Agreement and Plan of Merger, dated as of May 14, 2016 (the “Merger Agreement”), by and among the Company, Pfizer, Inc., a Delaware corporation (“Pfizer”), and Quattro Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pfizer (“Merger Sub”), pursuant to which, among other things, (i) Merger Sub commenced a tender offer on May 26, 2016 (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for $99.25 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes (the “Offer Price”) that expired immediately after 11:59 p.m., New York City time, on Thursday, June 23, 2016, (ii) Merger Sub purchased in the Offer 35,006,482 Shares, representing approximately 76.7% of the outstanding shares of the Company’s common stock and (iii) concurrently with the execution of this Supplemental Indenture, Merger Sub is being merged with and into the Company, with the Company being the surviving corporation in such Merger (the “Merger”);

WHEREAS, in the Merger, each Share remaining outstanding after the Offer (other than treasury Shares held by the Company and any Shares owned by Pfizer, Merger Sub or any person who is entitled to and properly demanded statutory appraisal of his or her shares) is being converted into the right to receive the Offer Price in cash (such cash, “Reference Property”);

WHEREAS, the Merger constitutes a Share Exchange Event with respect to the Notes under Section 4.07 of the Indenture;

WHEREAS, pursuant to (i) Section 4.07 of the Indenture, at the effective time of such Share Exchange Event, the Company is required to execute with the Trustee a supplemental indenture providing for the change in the right to convert the Notes resulting from the Share Exchange Event and (ii) Section 4.07(b) of the Indenture and Section 10.08 of the Indenture, the Company is required to execute an Officer’s Certificate related to such supplemental indenture;

WHEREAS, pursuant to Section 8.01(i) of the Indenture, the Company and the Trustee may, without the consent of any Holder, at any time and from time to time, enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, upon the occurrence of a Share Exchange Event, as required under Section 4.07 of the Indenture, and to effect the related changes to the terms of the Notes required under Section 4.07 of the Indenture, in each case, in accordance with the applicable provisions thereof;

WHEREAS, pursuant to Sections 4.07, 5.07 and 9.03 of the Indenture, the Trustee has received an Officer’s Certificate stating that all conditions precedent to this Supplemental Indenture have been complied with; and

WHEREAS, pursuant to Sections 5.07 and 9.03 of the Indenture, the Trustee has received an Opinion of Counsel stating that all conditions precedent to this Supplemental Indenture have been complied with;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement of Parties. In accordance with Sections 4.07 and 8.01 of the Indenture, at and after the effective time of the Merger, the consideration due upon conversion of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 4 of the Indenture were instead a reference to the same amount of Reference Property that a holder of one share of Common Stock immediately prior to the consummation of the Merger would have been entitled to receive upon the consummation of the Merger. The provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price” and “Conversion Rate” and (ii) the provisions of Section 4.01 of the Indenture respecting when a Holder of Notes may surrender its Notes for conversion, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Note into the Reference Property.

3. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

7. Trustee. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company or for or with respect to (i) the validity, efficacy, or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, or (iii) the due execution hereof by the Company, and the Trustee makes no representation with respect to any such matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Alex Manganiello
Name:	Alex Manganiello
Title:	Vice President

[Signature Page – Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
Name:	Michael Tu
Title:	Assistant Vice President

[Signature Page – Supplemental Indenture]